                                                            EXHIBIT 24.B.8.(MM)

                DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

This Agreement, effective as of March 9, 2012, is between Minnesota Life Insurance Company, a life insurance company organized under the laws of the State of Minnesota (the "Company") and Northern Lights Variable Trust, an open-end management investment company organized as a Delaware business trust (the "Trust"), and is intended to supplement the Fund Participation Agreement dated March 9, 2012 by and between the Company, the Trust, Adviser, and Underwriter (the "Participation Agreement"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Participation Agreement.

Whereas, the funds listed in Exhibit A hereto, each of which is a series of the Trust (each a "Fund" and collectively, the "Funds") have adopted a plan ("12b-1 Plan") for purposes of paying for distribution and shareholder services under Rule 12b-1 of the Investment Company Act of 1940 with respect to the Fund; and

Whereas, the Company intends to issue Contracts that will be funded by an investment in the Fund; and

Whereas, the Company is interested in performing distribution and shareholder services for the Trust with respect to each Fund in exchange for the receipt of fees pursuant to the 12b-1 Plan.

In consideration of the foregoing and the mutual covenants set forth below the Company and the Trust agree as follows:

1. DISTRIBUTION AND SHAREHOLDER SERVICES. The Company has agreed to assist Trust, as it may request from time to time, with the provision of distribution and shareholder services to the Fund, as they may relate to the investment in the Fund by the Accounts. It is anticipated that such services shall include any activities primarily intended to result in the sale of shares of the Fund, including (but not limited to): distribution of Fund reports, prospectuses, and SAIs to other than existing holders of Contracts; the preparation and distribution of sales literature and advertising material for the Fund as may be reasonably requested by the Fund from time to time; continuing education and training of insurance agents and other representatives of the Company, as well as other financial advisors, with respect to the Fund and serving as funding vehicles for the Contracts; the provision of distribution support services by insurance agents and other representatives of the Company, as well as other financial advisors, who will provide personal service and attention to the foregoing; and other distribution and shareholder services in respect of the Fund as mutually agreed upon from time to time.

2. PAYMENT FOR SERVICES. In consideration of the distribution and shareholder services to be provided by the Company and its agents, the Trust, in accordance with the 12b-1 Plan, shall pay to the Company the fees with respect to each Fund equal to the amount set forth in Exhibit A per annum of the average aggregate net asset value of the shares of the Fund held by the Accounts under the Participation Agreement. For purposes of computing the payment to the Company contemplated under this Paragraph 2, the average aggregate net asset value of shares of the Fund held by the Accounts over a monthly period shall be computed by totaling each Account's aggregate investment (share net asset value multiplied by total number of shares held by the Account) on each business day during the calendar month, and dividing by the total number of business days during each month. The payments contemplated by this Paragraph 2 shall be calculated by the Fund at the end of each calendar month and will be paid to each Company within 30 calendar days thereafter.

3. TERM AND TERMINATION. This Agreement will terminate automatically upon assignment (as defined in the 1940 Act). Unless terminated as herein provided, this Agreement shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the Trustees of the Trust; and (ii) the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Agreement (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to the Fund at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940
Act) of the Fund. If this Agreement is terminated with respect to the Fund, the Fund will not be required to make any

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payments for expenses incurred after the date of termination. Unless terminated with respect to the Fund by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, payments pursuant to this Agreement shall continue for so long as the Separate Accounts own shares of the Fund.

4. RELATIONSHIP TO OTHER AGREEMENTS. This Agreement is intended to supplement the Participation Agreement and not intended to conflict with or supersede the provisions of the Participation Agreement. All representations and warranties made by the parties in the Participation Agreement are incorporated into this Agreement and shall be deemed to have been made in connection with this Agreement.

                                      NORTHERN LIGHTS VARIABLE TRUST

                                      By:    /s/ Andrew Rogers
                                             ------------------------------

                                      Name:  Andrew Rogers

                                      Title: President

                                      MINNESOTA LIFE INSURANCE COMPANY

                                      By:    Daniel Kruse
                                             ------------------------------

                                      Name:  Daniel Kruse

                                      Title: Second Vice President and Actuary

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                                   EXHIBIT A


       FUND                                                         FEE
       ----                                                        -----
       TOPS/TM/ Capital Preservation ETF Portfolio - Class 2       0.25%
       TOPS/TM/ Balanced ETF Portfolio - Class 2                   0.25%
       TOPS/TM/ Moderate Growth ETF Portfolio - Class 2            0.25%
       TOPS/TM/ Growth ETF Portfolio - Class 2                     0.25%
       TOPS/TM/ Aggressive Growth ETF Portfolio - Class 2          0.25%
       TOPS/TM/ Protected Balanced ETF Portfolio - Class 2         0.25%
       TOPS/TM/ Protected Moderate Growth ETF Portfolio - Class 2  0.25%
       TOPS/TM/ Protected Growth ETF Portfolio - Class 2           0.25%
       TOPS/TM/ Capital Preservation ETF Portfolio - Class 2       0.25%